BANK OF MONTREAL

First Canadian Place
100 King Street West, 4th Floor
Toronto, M5X 1H3
Exhibit 10.3

GOLDMAN SACHS LENDING PARTNERS LLC

200 West Street
New York, New York 10282-2198

PERSONAL AND CONFIDENTIAL

March 21, 2021

Canadian Pacific Railway Limited, as Covenantor
7550 Ogden Dale Road S.E.
Calgary, Alberta, Canada, T2C 4X9
Canadian Pacific Railway Company, as Borrower
7550 Ogden Dale Road S.E.
Calgary, Alberta, Canada, T2C 4X9

Attention:     Chris De Bruyn
Managing Director, Investor Relations & Treasury
PROJECT CYGNUS
Commitment Letter
Ladies and Gentlemen:
Canadian Pacific Railway Limited (the “Covenantor”) and Canadian Pacific Railway Company (the “Borrower” and, together with the Covenantor, “you”) have informed Bank of Montreal (“BMO”) and Goldman Sachs Lending Partners LLC (“Goldman Sachs”) that the Covenantor intends to acquire directly or indirectly (the “Acquisition”) all the issued and outstanding equity interests in an entity previously identified to us and codenamed “Cygnus” (the “Acquired Company” and, together with its subsidiaries, the “Acquired Business”), or to cause a voting trust to consummate the Acquisition (a “Trust Closing”) pursuant to a voting trust agreement (the “Voting Trust Agreement”) under which the equity of the Acquired Business is placed into such voting trust (the “Voting Trust”), in each case, pursuant to and as contemplated by an Agreement and Plan of Merger dated as of the date hereof among Covenantor and the Acquired Company (together with the exhibits and schedules thereto, the “Acquisition Agreement”) for the consideration set forth in the Acquisition Agreement (the “Acquisition Consideration”). Capitalized terms used and not defined in this letter (together with Annexes A and B hereto, this “Commitment Letter”) have the meanings assigned to them in Annexes A and B hereto as the context may require. BMO, Goldman Sachs and any other Lenders that become parties to this Commitment Letter as additional “Commitment Parties” as provided in Section 3 hereof are referred to herein, collectively, as the “Commitment Parties”, “we” or “us”. The obligations of the Covenantor and the Borrower under this Commitment Letter are joint and several.
You have also informed us that the Acquisition, Acquisition Consideration and transaction expenses related to the Acquisition and related transactions (the “Transaction Expenses”) are expected to be financed from the following sources:
•available cash of the Covenantor; and

•the issuance by the Borrower of approximately $8,500 million in aggregate principal amount of its senior unsecured notes (the “Notes”) pursuant to a registered public offering or Rule 144A or other private placement;
or, in the event the entire principal amount of the Notes has not been issued, the borrowings of term loans under a senior unsecured bridge facility having the terms set forth on Annex A hereto (the “Facility”) in an aggregate principal amount of up to $8,500 million (as such amount is reduced as described herein). The transactions described in this paragraph are collectively referred to as the “Transactions”.
All amounts denominated in “$” herein are in United States Dollars, save for amounts denominated in “Cdn. $” or Canadian Dollars that refer to the lawful money of Canada.
1.Commitments; Titles and Roles.
(a) Each of BMO, for itself and on behalf of BMO Capital Markets (“BMOCM”), and Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint each of BMOCM and Goldman Sachs to act, as exclusive joint lead arranger and joint bookrunner in connection with the Facility (each in such capacities, the “Arrangers”); (b) BMO is pleased to confirm its agreement to act, and you hereby appoint BMO to act, as administrative agent (the “Administrative Agent”) for the Facility; and (c) each of BMO and Goldman Sachs (each in such capacity, an “Initial Lender”) is pleased to commit to provide the Borrower $4,250 million and $4,250 million, respectively, of the aggregate principal amount of the Facility, in each case on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter referred to below; provided that the amount of the Facility shall be automatically reduced as provided under “Mandatory Prepayments and Commitment Reductions” and “Voluntary Prepayments and Reductions in Commitments” in Annex A hereto. The commitments of BMO and Goldman Sachs pursuant to clause (c) of the preceding sentence are several and not joint. Our fees for our commitment and for services related to the Facility are set forth in a separate fee letter (the “Fee Letter”) entered into by the Covenantor, the Borrower, BMO and Goldman Sachs on the date hereof. It is agreed that no other agents, co-agents, arrangers, co-arrangers or bookrunners will be appointed, and no other titles will be awarded in connection with the Facility, and no compensation will be paid in connection with the Facility, unless the Arrangers and you shall so agree; provided that you and the Arrangers agree to the appointment of titles and the allocation of compensation set forth in the syndication plan agreed among you and the Arrangers prior to the date hereof (the “Syndication Plan”).
2.Conditions Precedent.
Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter or any other agreement or other undertaking concerning the financing of the Transactions, the Commitment Parties’ commitments and agreements hereunder are subject solely to the satisfaction or waiver of the conditions expressly set forth in Annex B hereto, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Bridge Facility Documentation, as defined in Annex A hereto) other than those that are expressly set forth in Annex B hereto to be conditions to the funding under the Facility on the Closing Date (as defined in Annex A hereto) (and upon satisfaction or waiver of such conditions, the initial funding under the Facility shall occur).
Notwithstanding anything in this Commitment Letter to the contrary, (a) the only representations and warranties the accuracy of which will be a condition to the availability of the Facility on the Closing Date will be (i) the representations and warranties made by the Acquired Company with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such) (but only to the extent that you or your applicable affiliate(s) have the right not to consummate the Acquisition, or to terminate your or their obligations (or otherwise do not have an obligation to close), under the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement) (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Bridge Facility Documentation and the Closing Deliverables (as defined in Annex B hereto) will be such that they do not impair the availability of the Facility on the Closing Date if the conditions expressly set forth in Annex B hereto are satisfied. As used herein, “Specified Representations” means the representations and warranties of the Covenantor and the Borrower in the Bridge Facility Documentation relating to the Covenantor’s and the Borrower’s corporate existence and power, corporate authorization, due execution and delivery, no contravention of the Bridge Facility Documentation with (or consents required under) the organizational documents of the Covenantor or the Borrower, material applicable law or debt instruments with an aggregate principal or committed amount in excess of the Threshold Amount (as defined in Annex A hereto) (on a pro forma basis giving effect to the Transactions but without giving effect to any “material adverse effect” qualification with respect to the no conflicts representation set forth in the Bridge Facility Documentation), enforceability of the Bridge Facility Documentation against the Covenantor and the Borrower, absence of payment or bankruptcy events of default, margin regulations, Investment Company Act, solvency as of the Closing Date (after giving effect to the Transactions) of the Covenantor and its subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Annex B-I hereto), compliance with the Patriot Act (as defined below) and use of proceeds of the loans under the Facility not in contravention of laws applicable to sanctioned persons and anti-corruption laws. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.
3.     Syndication.
The Arrangers intend to commence syndication of the Facility promptly after your acceptance of this Commitment Letter and the Fee Letter and the public announcement by you of the planned Acquisition. Such syndication shall be managed by the Arrangers and shall be to a group of banks, financial institutions and other institutional lenders identified by the Arrangers in consultation with you, including any relationship lenders designated by you in consultation with the Arrangers (together with the Initial Lenders, but in any event excluding Disqualified Lenders (as defined below), the “Lenders”). Notwithstanding the foregoing, (a) until the date that is 45 days after the date hereof (the “Initial Syndication Period”), the selection of Lenders, any roles awarded and allocations by the Arrangers shall be in accordance with the Syndication Plan or otherwise subject to your approval; and (b) following the Initial Syndication Period, if and for so long as a Successful Syndication (as defined in the Fee Letter referred to above) has not been achieved, the selection of Lenders by the Arrangers shall be in consultation with you; provided, further, that Lenders selected by the Arrangers pursuant to clause (b) above shall only be (i) those Lenders set forth in the Syndication Plan or (ii) banks, financial institutions and other institutional lenders, in each case of this clause (ii), whose senior, unsecured, long-term indebtedness has an “investment grade” rating by S&P and Moody’s (each as defined below) (an “Investment Grade Lender”), and shall not include any Disqualified Lender; and (c) following the achievement of a Successful Syndication of the Facility, further assignments and commitments shall be in accordance with the section captioned “Assignments and Participations” in the Term Sheet attached hereto as Annex A. Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter or any other agreement or other undertaking concerning the financing of the Transactions, no syndication may be made to any Disqualified Lender without the consent of the Borrower. For purposes hereof, “Disqualified Lenders” means, collectively, banks, financial institutions and other institutional lenders and bona fide competitors of the Covenantor, the Acquired Company and their respective subsidiaries separately identified in writing by you to us prior to the date hereof, or with respect to competitors of the Covenantor, the Acquired Company and their respective subsidiaries, separately identified in writing by you to us after the date hereof, in each case inclusive of any affiliates thereof that are reasonably identifiable solely on the basis of their names; provided that any such designation shall not apply retroactively to any prior assignment, participation or sharing of information to any Lender that was otherwise permitted hereunder at the time of such assignment, participation or sharing of information.
The aggregate commitments of the Commitment Parties with respect to the Facility shall be reduced dollar-for-dollar on a pro rata basis by the amount of each commitment for the Facility received from additional Lenders to the extent each such Lender becomes (i) party to this Commitment Letter as an additional “Commitment Party” pursuant to a customary joinder agreement or other documentation reasonably satisfactory to the Arrangers and you (each, a “Joinder Agreement”) or (ii) party to the Bridge Facility Documentation as a Lender; provided, however, that to the extent that any portion of the respective commitments of the Initial Lenders hereunder with respect to the Facility is syndicated to a Lender that, upon first becoming party to this Commitment Letter or the applicable Bridge Facility Documentation as described above, is not approved by the Borrower (including in the Syndication Plan) or otherwise is not an Investment Grade Lender, then the Initial Lender shall not be relieved, released or novated from its obligations hereunder to fund such portion of such commitment on the Closing Date to the extent that such other Lender fails to fund such commitment on the Closing Date in accordance with the terms of the Facility.
To facilitate an orderly and successful syndication of the Facility, you agree that, until the earlier of (a) the achievement of a Successful Syndication (as defined in the Fee Letter) and (b) 60 days following the Closing Date (the “Syndication Date”), you will not syndicate or issue, attempt to syndicate or issue or announce the syndication or issuance of any debt facility or any debt security of the Covenantor or any of its subsidiaries (excluding, for the avoidance of doubt, in the event of a Trust Closing, the Acquired Company and its subsidiaries or affiliates) that would reasonably be expected to materially impair the primary syndication of the Facility, in each case, without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned), other than (i) the Facility, (ii) the Notes, (iii) intercompany indebtedness, (iv) Excluded Debt (as defined in Annex A hereto), (v) any other indebtedness of the Acquired Business permitted by the Acquisition Agreement or the Voting Trust Agreement to be incurred or refinanced and (vi) the senior unsecured bridge facilities in respect of the backstop of certain waivers and amendments under (A) the Borrower’s Amended and Restated Credit Agreement, dated as of September 27, 2019, among the Borrower, the lenders and other parties from time to time party thereto and Royal Bank of Canada, as administrative agent (as amended from time to time prior to the date hereof, the “Borrower’s Existing Credit Agreement”) and (B) that certain Credit Agreement, dated as of March 8, 2019, among the Acquired Company, the lenders and other parties from time to time party thereto and Bank of America, N.A., as administrative agent (as amended from time to time prior to the date hereof, the “Acquired Company’s Existing Credit Agreement” and, together with the Borrower’s Existing Credit Agreement, the “Existing Credit Agreements”), in each case having the respective terms set forth in the applicable commitment letter executed as of the date hereof and delivered herewith (the “Revolver Backstop Bridge Facilities”).
Until the Syndication Date, you agree to use your commercially reasonable efforts to actively assist the Arrangers in achieving a syndication satisfactory to you and us. Such assistance shall include (a) your use of commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from your and your subsidiaries’ existing lending relationships, (b) your cooperation, and your using commercially reasonable efforts (subject to your rights and limitations under the Acquisition Agreement and the Voting Trust Agreement) to cause the Acquired Business to cooperate, in connection with the preparation of one or more information packages for the Facility in form and substance customary for transactions of this type regarding the business, operations, financial projections and prospects of the Covenantor, the Borrower, the Voting Trust and the Acquired Business (after giving effect to the Transactions) (collectively, the “Confidential Information Memorandum”), (c) your using commercially reasonable efforts to obtain a confirmation or update to your corporate family rating from each of Moody’s Investor

Services, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”), in each case giving effect to the Transactions, (d) your using commercially reasonable efforts to execute and deliver one or more Joinder Agreements delivered to you in respect of prospective Lenders which are selected in accordance with the provisions of this Section 3, as soon as reasonably practicable following commencement of syndication of the Facility and (e) your using commercially reasonable efforts to present one or more customary information packages for the Facility reasonably acceptable in format and content to the Arrangers (collectively, the “Lender Presentation”) in a reasonable number of meetings and other communications with prospective Lenders or agents in connection with the syndication of the Facility (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Covenantor, the Borrower and, in the event of a Trust Closing to the extent permitted by applicable law and the Trust Agreement, the Acquired Business with prospective Lenders and participation of such persons in a reasonable number of meetings at reasonable times mutually agreed upon); provided at your option any such meeting or communication may be conducted virtually by videoconference or other media. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings and the compliance with any of the provisions set forth in clauses (a) through (e) above), shall not constitute a condition to the commitments hereunder or the funding of the Facility on the Closing Date. In connection with the Arrangers’ syndication efforts, you shall not be required to provide information the disclosure of which would violate any (i) attorney-client privilege (and the beneficiary of such privilege shall not be required to waive any such privilege), (ii) law, rule or regulation applicable to the Covenantor, the Borrower, the Trust, the Acquired Business or you and their respective affiliates or (iii) obligation of confidentiality from a third party binding on you, the Acquired Business or your or their respective affiliates (provided that (x) such confidentiality obligation was not entered into in contemplation of the Transactions (other than the confidentiality obligations entered into with the Acquired Company in connection with the Transactions), (y) you provide such information that does not violate such confidentiality obligations and (z) you provide the Commitment Parties with notice that information is being withheld due to the existence of such confidentiality obligation or attorney-client privilege).
The Covenantor will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation (other than, in each case, any information contained therein that has been provided for inclusion by the Commitment Parties about the Commitment Parties) and all other written information, documentation or materials delivered to the Arrangers in connection therewith (collectively, the “Information”) and acknowledges that the Arrangers will be using and relying upon the Information without independent verification thereof. The Covenantor agrees that Information regarding the Facility and Information provided by it, the Borrower, the Acquired Business or their respective representatives to the Arrangers in connection with the Facility (including, without limitation, draft and execution versions of the Bridge Facility Documentation, the Confidential Information Memorandum, the Lender Presentation and publicly filed financial statements) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Facility or otherwise, in accordance with the Arrangers’ standard syndication practices, and you acknowledge that none of the Arrangers, the Lenders, their respective affiliates nor any of their respective officers, directors, employees, agents, advisors or other representatives (each, an “Arranger-Related Party”) will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except to the extent such damages have resulted from the gross negligence, willful misconduct or bad faith of such Arranger, Arranger-Related Party, Lenders or their respective affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

The Covenantor acknowledges that certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive Private-Side Information (as defined below)) (each, a “Public Lender”; and Lenders who are not Public Lenders being referred to herein as “Private Lenders”). At the request of the Arrangers, the Covenantor agrees to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders containing a representation that such Confidential Information Memorandum does not contain Private-Side Information. “Private-Side Information” means material non-public information (for purposes of Canadian and United States federal, provincial, state or other applicable securities laws) concerning the Covenantor, the Borrower, the Acquired Business or their respective subsidiaries or any of their respective securities; and “Public-Side Information” means any information that is not Private-Side Information. It is understood that in connection with your assistance described above, the Covenantor and the Borrower will provide customary authorization letters to the Arrangers authorizing (a) the distribution of the Private-Side Information to prospective Private Lenders and (b) the distribution of the Public-Side Information to prospective Public Lenders. In addition, the Covenantor will clearly designate as such all Information provided to the Arrangers by or on behalf of it or the Acquired Business which contains exclusively Public-Side Information. The Covenantor acknowledges and agrees that the following documents may be distributed to all Lenders (including Public Lenders) (unless the Covenantor promptly notifies the Arranger in writing (including by email) within a reasonable time prior to their intended distribution (after you have been given a reasonable opportunity to review such documents) that any such document should only be distributed to prospective Private Lenders): (a) drafts and final versions of the Bridge Facility Documentation; (b) term sheets and notification of changes in the terms of the Facility and (c) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda). If you advise us that any of the foregoing items should be distributed only to Private Lenders, then we will not distribute such materials to Public Lenders without further discussions with you.
Notwithstanding anything to the contrary set forth in this Commitment Letter, the Fee Letter or any other agreement, neither the obligations under this Section 3 nor completion of syndication of the Facility shall constitute a condition precedent to the Commitment Parties’ commitments hereunder or the availability or the funding in full of the Facility on the Closing Date.
4.     Information.
The Covenantor represents and covenants that (i) all written Information (other than projections, estimates and other forward-looking materials and information of a general economic or industry specific nature) provided by or on behalf of the Covenantor to the Commitment Parties or the Lenders in connection with the Transactions is and will be when furnished, when taken as a whole, complete and correct in all material respects and does not and will not contain when furnished, when taken as a whole, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto); provided that such representation and covenant with respect to the Acquired Business and its representatives are made to the Covenantor’s knowledge and (ii) the written projections, estimates and other forward-looking information (collectively, the “Projections”) that have been or will be made available to the Commitment Parties or the Lenders by or on behalf of the Covenantor or the Borrower in connection with the Transactions have been and will be prepared in good faith based upon assumptions that are believed by the Covenantor to be reasonable at the time such Projections are furnished to the Commitment Parties or the Lenders, it being understood and agreed that Projections and other forward-looking information are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are out of the Covenantor’s, the Borrower’s or the Acquired Business’ control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by such Projections may differ significantly from the projected results and such differences may be material.
You agree that if at any time prior to the later of (i) the Closing Date and (ii) the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect (to your knowledge insofar as it applies to the information concerning the Acquired Business) if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented (and with respect to Information relating to the Acquired Business prior to the Closing Date or after the Closing Date in the event of a Trust Closing, you will use commercially reasonably efforts to the extent practical and reasonable and consistent with the Acquisition Agreement and the Trust Agreement to cause the Acquired Business to supplement), the Information and Projections so that such representations will be correct in all material respects in light of the circumstances under which such statements are made (to your knowledge insofar as it applies to information regarding the Acquired Business). In arranging and syndicating the Facility, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof. We have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, the Acquired Business or any other party or to advise or opine on any related solvency issues. Notwithstanding the foregoing, it is understood that each Commitment Party’s commitments hereunder are not subject to or conditioned upon the accuracy of the representations set forth in this Section 4, whether or not supplemented, or any obligation to supplement the Information and Projections and notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter or any other agreement, neither the accuracy of such representations nor any obligation to supplement the Information or Projections shall constitute a condition to the availability of the Facility on the Closing Date or at any time thereafter.
5.     Indemnification and Limitation on Liability.
Indemnity
In connection with arrangements such as this, it is the policy of the Commitment Parties to receive indemnification. In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Covenantor or the Acquired Business in connection with or as a result of either this arrangement or any matter referred to in the Letters (as defined below), the Covenantor agrees to periodically reimburse such Commitment Party upon written demand for its reasonable and documented out-of-pocket legal and other out-of-pocket expenses incurred in connection therewith (provided that any legal expenses shall be limited to one U.S. and one Canadian counsel for all Commitment Parties taken as a whole and if reasonably necessary, a single local counsel for all Commitment Parties taken as a whole in each other relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest between Commitment Parties where the Commitment Parties affected by such conflict inform you of such conflict, one additional counsel in each relevant jurisdiction to each group of affected Commitment Parties similarly situated taken as a whole), except to the extent that any loss, claim, damage or liability arising in connection with any such action, proceeding or investigation (a) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, willful misconduct or bad faith of such Commitment Party or its Related Commitment Party (as defined below), or (y) a material breach of the obligations of such Commitment Party or its Related Commitment Party under this Commitment Letter, Fee Letter or the Bridge Facility Documentation or (b) arises from any dispute among Commitment Parties or any Related Commitment Parties of the foregoing other than any claims against each Commitment Party in its capacity or in fulfilling its role as an agent or arranger with respect to the Facility (other than any claims arising out of any act or omission on the part of the Covenantor or its affiliates).
The Covenantor agrees to indemnify and hold each Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”) (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability (a) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, willful misconduct or bad faith of such Commitment Party or its Related Commitment Party (as defined below) or (y) a material breach of the obligations of such Commitment Party or its Related Commitment Party under this Commitment Letter, Fee Letter or the Bridge Facility Documentation; or (b) arises from any dispute among Commitment Parties or any Related Commitment Parties of the foregoing other than any claims against each Commitment Party in its capacity or in fulfilling its role as an agent or arranger role with respect to the Facility and other than any claims arising out of any act or omission on the part of the Covenantor or its affiliates. If for any reason the foregoing indemnification is unavailable to a Commitment Party or insufficient to hold it harmless, then the Covenantor will contribute to the amount paid or payable by such Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Covenantor and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Covenantor and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations on the other hand. The reimbursement, indemnity and contribution obligations of the Covenantor under this paragraph will be in addition to any liability which the Covenantor may otherwise have, will extend upon the same terms and conditions to any affiliate of such Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Covenantor, such Commitment Party, any such affiliate and any such person.
You shall not be liable for any settlement of any claim or proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final judgment in any such proceeding, you agree to indemnify and hold harmless each Commitment Party from and against any and all losses, claims, damages, liabilities and related expenses by reason of such settlement or judgment in accordance with and to the extent provided in this Section 5. You shall not, without the prior written consent of a Commitment Party (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened claims or proceedings in respect of which indemnity could have been sought hereunder by such Commitment Party unless such settlement (a) includes an unconditional release of such Commitment Party in form and substance reasonably satisfactory to such Commitment Party from all liability on claims that are the subject matter of such proceeding and (b) does not include any statement as to, or any admission of, fault, culpability or a failure to act by or on behalf of any Commitment Party or any injunctive relief or other non-monetary remedy binding on any Commitment Party.
For purposes hereof, a “Related Commitment Party” of a Commitment Party means (a) any controlling person or controlled affiliate of such Commitment Party, (b) the respective directors, officers, or employees of such Commitment Party or any of its controlling persons or controlled affiliates and (c) the respective agents of such Commitment Party or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Commitment Party, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation of this Commitment Letter or the Bridge Facility Documentation and the syndication of the Facility.
Limitation on Liability
The Covenantor also agrees that no Arranger-Related Party will have any liability to the Covenantor or any person asserting claims on behalf of or in right of the Covenantor or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except in the case of the Covenantor and the Borrower to the extent that any losses, claims, damages, liabilities or expenses incurred by the Covenantor, the Borrower or their affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of such Arranger-Related Party in performing the services that are the subject of the Letters.
Notwithstanding any other provision of this Commitment Letter, no party hereto nor any affiliate of the Covenantor or the Borrower, Arranger-Related Party or Related Commitment Party shall have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of its activities related to the Facility or the Letters; provided, that this sentence shall not limit the Covenantor’s indemnification or reimbursement obligations set forth herein to the extent such indirect, consequential, special or punitive damages are included in any third-party claim in connection with which such indemnified person is entitled to indemnification hereunder. The provisions of this Section 5 will survive any termination or completion of the arrangement provided by the Letters.
6. Assignments.
This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Section 5 hereof, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Any Commitment Party may, in consultation with the Covenantor, assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates, additional arrangers or other Lenders; provided that (i) any such assignment by a Commitment Party to any affiliate, additional arranger or Lender shall not relieve such Commitment Party of its obligations set forth herein to fund that portion of the commitments so assigned except to the extent such assignment is evidenced by a Joinder Agreement or the Bridge Facility Documentation, as applicable, as set forth in Section 3 above and (ii) notwithstanding the foregoing, any assignment from Goldman Sachs to Goldman Sachs Bank USA shall relieve, release and novate Goldman Sachs from its obligations hereunder to fund the portion of its commitment so assigned. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.
7. Confidentiality.
This Commitment Letter, the Fee Letter and the information contained herein and therein are confidential and may not be disclosed by you to any other person (other than a Commitment Party) without our prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) except pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee (in which case you agree to inform us promptly thereof to the extent not prohibited by applicable law, rule or regulation); provided that we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter to the Covenantor’s and the Borrower’s officers, directors, agents, employees, legal counsel, auditors and other experts and advisors who are directly involved in the consideration of the Transactions and the Facility and who have been informed by you of the confidential nature of such advice and this Commitment Letter and the Fee Letter and who have agreed to treat such information confidentially; (ii) this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein) to the Acquired Business to the extent you notify such persons of their obligations to keep such material confidential, and to the Acquired Business’ officers, directors, agents, employees, legal counsel, auditors and other experts and advisors who are directly involved in the consideration of the Transactions and the Facility to the extent such persons agree to hold the same in confidence (provided that any disclosure of the Fee Letter or its terms or substance to the Acquired Business or its officers, directors, agents, employees, legal counsel, auditors and other experts and advisors shall be redacted in a manner reasonably satisfactory to the Commitment Parties); (iii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof to the extent not prohibited by applicable law, rule or regulation); (iv) following your acceptance of the provisions hereof and return of an executed counterpart of this Commitment Letter to the Commitment Parties as provided below, you may file a copy of any portion of this Commitment Letter (but not the Fee Letter other than the existence thereof) in any public record in which you are required by law or regulation to file it or with the Securities and Exchange Commission (“SEC”) or on the System for Electronic Document Analysis and Retrieval (“SEDAR”) for the provincial and territorial securities regulatory authorities of Canada and other applicable regulatory authorities and stock exchanges to the extent required to be in compliance therewith; (v) you may disclose the aggregate fee amounts contained in the Fee Letter in financial statements or as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to aggregate compensation amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Notes or the Facility or in any public filing relating to the Transactions, in each case in a manner which does not disclose the fees payable pursuant to the Fee Letter (except in the aggregate); (vi) this Commitment Letter and the information contained herein and the Fee Letter in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, Fee Letter or the transactions contemplated thereby or enforcement thereof or hereof; (vii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by you or your affiliates, or your or their respective officers, directors, employees or advisors; (viii) the information contained in Annex A hereto in any prospectus or other offering memorandum relating to the Notes or the Facility; and (ix) the information contained in Annex A hereto to Moody’s and S&P; provided that such information is supplied to Moody’s and S&P only on a confidential basis after consultation with the Commitment Parties. The obligations under this paragraph with respect to this Commitment Letter (but not the Fee Letter) shall terminate automatically after the earlier of the date (x) of any public filing of this Commitment Letter permitted hereunder and (y) the applicable Bridge Facility Documentation shall have been executed and delivered by the parties thereto. To the extent not earlier terminated, the provisions of this paragraph with respect to this Commitment Letter (but not the Fee Letter) shall automatically terminate on the first anniversary hereof.
Each Commitment Party will use all confidential information provided to it by or on behalf of you, the Acquired Business or any of your or their respective subsidiaries or affiliates solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions, and will treat confidentially all such information and shall not disclose such information to any third party or circulate or refer publicly to such information; provided, however, that nothing herein will prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent not prohibited by law); (b) upon the request or demand of any regulatory authority purporting to have jurisdiction over such person or any of its affiliates (in which case such person agrees (except with respect to any audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you promptly thereof to the extent practicable and not prohibited by applicable law, rule or regulation); (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person; (d) to such person’s affiliates and to such person’s and such person’s affiliates their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and who have been informed of the confidential nature of such information and are instructed to keep such information confidential in accordance with the provisions of this Section 7, it being understood that the disclosing Commitment Party shall be responsible for any violation of the provisions of this Section 7 by any such person; (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Covenantor, the Borrower or their respective obligations under the Facility, in each case, who have agreed to keep such information confidential on terms substantially similar to the provisions hereof or otherwise agreed by you, in accordance with the standard syndication processes of the Arrangers or customary market standards for the dissemination of such type of information (provided that in no event shall any disclosure of such information be made to any person that is a Disqualified Lender as of the relevant time); (f) to Moody’s and S&P and other rating agencies; provided that such information is limited to Annex A and is supplied only on a confidential basis after consultation with the Covenantor; (g) to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties and the Lenders in connection with the administration and management of the Facility; provided that such information is limited to the existence of this Commitment Letter and information of a type routinely provided regarding the closing date, size, type, purpose of, and parties to, the Facility; (h) received by such person on a non-confidential basis from a source (other than you, the Acquired Business or any of your or their affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation; (i) to the extent that such information was already in such Commitment Party’s possession or is independently developed by such Commitment Party; (j) for purposes of establishing a “due diligence” defense; and (k) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, Fee Letter or the transactions contemplated hereby or thereby or enforcement thereof or hereof. The Commitment Parties’ obligation under this provision shall remain in effect until the earlier of (i) one year from the date hereof and (ii) the execution and delivery of the Bridge Facility Documentation by the parties thereto, at which time any confidentiality undertaking in the Bridge Facility Documentation shall supersede the provisions in this section.
8. Absence of Fiduciary Relationship; Affiliates; Etc.
As you know, each Commitment Party (together with its affiliates, the “Commitment Entities”) is a full- service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, the Commitment Entities and funds or other entities in which the Commitment Entities invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, the Commitment

Entities may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Covenantor, the Borrower, the Acquired Business and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with the Covenantor or its affiliates. In addition, the Commitment Entities may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although the Commitment Entities in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, the Commitment Entities shall have no obligation to disclose such information, or the fact that the Commitment Entities are in possession of such information, to the Covenantor or to use such information on the Covenantor’s behalf.
Consistent with the Commitment Entities’ policies to hold in confidence the affairs of their customers, the Commitment Entities will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that neither the Commitment Entities nor any of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.
Each of the Commitment Entities may have economic interests that conflict with those of the Covenantor, its equity holders and/or its affiliates. You agree that the Commitment Entities will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Entities and the Covenantor, its equity holders or its affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Entities, on the one hand, and the Covenantor, on the other, and in connection therewith and with the process leading thereto, (i) the Commitment Entities have not assumed (A) an advisory responsibility in favor of the Covenantor, its equity holders or its affiliates with respect to the financing transactions contemplated hereby or (B) a fiduciary responsibility in favor of the Covenantor, its equity holders or its affiliates with respect to the transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether the Commitment Entities have advised, are currently advising or will advise the Covenantor, its equity holders or its affiliates on other matters) or any other obligation to the Covenantor except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) the Commitment Entities are acting solely as principals and not as the agents or fiduciaries of the Covenantor, its management, equity holders, affiliates, creditors or any other person. The Covenantor acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Covenantor agrees that it will not claim that the Commitment Entities have rendered advisory services of any nature or respect with respect to the financing transactions contemplated hereby, or owes a fiduciary or similar duty to the Covenantor, in connection with such financing transactions or the process leading thereto. In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and may exchange with such affiliates information concerning the Covenantor, the Borrower, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to such Commitment Party hereunder (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential). Notwithstanding the foregoing, nothing herein shall affect the Covenantor’s rights in respect of any separate engagement of any Commitment Party, including as financial advisor, in connection with the Transactions or any other matter.
The Commitment Entities are, or may at any time be, lenders under one or more existing credit facilities of the Covenantor (and/or of its subsidiaries) (in such capacity, an “Existing Lender”). The Covenantor further acknowledges and agrees for itself and its subsidiaries that any such Existing Lender (a) will be acting for its own account as principal in connection with such existing credit facilities, (b) will be under no obligation or duty as a result of the applicable Commitment Entity’s role hereunder to take any action or refrain from taking any action or exercising any rights or remedies, that each Existing Lender may be entitled to take or exercise in respect of such existing credit facilities, and (c) may manage its exposure to such existing credit facilities without regard to the applicable Commitment Entity’s role hereunder.
As you know, BMO and Goldman Sachs & Co. (“GS&Co.”) have each been retained by the Covenantor (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisors”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisors, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other. Each of the Commitment Parties hereto acknowledges (i) the retention of BMO and GS&Co. as the Financial Advisors and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of BMO or GS&Co. or their respective affiliates.
In addition, please note that the Commitment Entities do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, the Covenantor (and each employee, representative or other agent of the Covenantor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facility and all materials of any kind (including opinions or other tax analyses) that are provided to the Covenantor relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means any U.S. or Canadian federal, state or provincial income tax treatment or any other applicable foreign tax treatment, and “tax structure” is limited to any facts relevant to such tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.
9. Miscellaneous.
The Commitment Parties’ commitments and agreements hereunder will terminate upon the first to occur of (i) the execution and delivery of the Bridge Facility Documentation by each of the parties thereto, (ii) the consummation of the Acquisition without using the loans under the Facility, (iii) the termination of the Covenantor’s obligation to consummate the Acquisition pursuant to the Acquisition Agreement, and (iv) the End Date (as defined in the Acquisition Agreement as of the date hereof) (the earliest date in clauses (ii) through (iv) being the “Commitment Termination Date”).
Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Bridge Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject only to the conditions expressly set forth in Annex B hereto.
The provisions set forth under Sections 3, 4, 5, 7 and 8 hereof (other than any provision therein that expressly terminates upon execution of the Bridge Facility Documentation) and this Section 9 and the provisions of the Fee Letter will remain in full force and effect regardless of whether the Bridge Facility Documentation is executed and delivered, except that the provisions of Sections 3 and 4 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Facility; provided that (x) the foregoing provisions in this paragraph (other than with respect to the provisions set forth in the Fee Letter and under Sections 5, 7 and 8 hereof and this Section 9, which will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ respective commitments and agreements hereunder) shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Bridge Facility Documentation upon execution thereof and thereafter shall have no further force and effect and (y) the provisions of Section 3 and the obligation to update information pursuant to Section 4 shall terminate on the Syndication Date.
Each of the parties hereto (for itself and its affiliates) agrees that any suit or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and each party hereto hereby submits to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. Each of the parties hereto (for itself and its affiliates) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws; provided that (a) the interpretation of the definition of “Company Material Adverse Effect” and whether there shall have occurred a Company Material Adverse Effect, (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and (c) whether the representations and warranties made by or with respect to the Acquired Business in the Acquisition Agreement are true and correct and whether as a result of any failure thereof to be true and correct the Covenantor (or its affiliates) has the right to terminate its (or their) obligations under the Acquisition Agreement or not to consummate the Acquisition, shall be determined in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.
The Commitment Parties hereby notify the Covenantor and the Acquired Business that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Covenantor, the Borrower and each Guarantor, which information includes the name and address of the Covenantor, the Borrower and each Guarantor and other information that will allow the Commitment Parties and each Lender to identify the Covenantor, the Borrower and each Guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender.
This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. Furthermore, each of this Commitment Letter and the Fee Letter may be in the form of an Electronic Record (as defined below) and may be executed using Electronic Signatures (as defined below) (including, without limitation, facsimile and .pdf) and each shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Commitment Parties of a manually signed paper communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention. “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 U.S.C. § 7006, as it may be amended from time to time. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facility.

[Remainder of page intentionally left blank]

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, on or before 11:59 p.m., New York City time, on March 21, 2021, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. This offer will terminate (a) on such date if this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such date and (b) if this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence, immediately upon a public announcement that a third party unaffiliated with the Covenantor has agreed to acquire the Acquired Company. We look forward to working with you on this transaction.

Very truly yours,
GOLDMAN SACHS LENDING PARTNERS LLC
By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

[Signature Page to Project Cygnus Commitment Letter]

BANK OF MONTREAL
By:	/s/ Martin Stevenson
Name:	Martin Stevenson
Title:	Managing Director

[Signature Page to Project Cygnus Commitment Letter]

ACCEPTED AND AGREED AS OF
THE DATE FIRST WRITTEN ABOVE:

CANADIAN PACIFIC RAILWAY LIMITED
By:	/s/ Nadeem Velani
Name:	Nadeem Velani
Title:	Executive Vice President and Chief Financial Officer

CANADIAN PACIFIC RAILWAY COMPANY
By:	/s/ Nadeem Velani
Name:	Nadeem Velani
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Project Cygnus Commitment Letter]

PROJECT CYGNUS
$8,500 Million Senior Unsecured Bridge Term Loan Credit Facility
Summary of Principal Terms1

Borrower:	Canadian Pacific Railway Company (the “Borrower”).
Guarantors:
All obligations of the Borrower under the Facility will be unconditionally guaranteed by Canadian Pacific Railway Limited (the “Covenantor”) and any subsidiary of the Covenantor that has provided or is required to provide a guarantee in respect of, or is a borrower or issuer in respect of, the Borrower’s Existing Credit Agreement, the Notes or any other senior debt for borrowed money of the Borrower or its domestic subsidiaries (collectively, the “Guarantors”).

Administrative Agent:
Bank of Montreal (“Bank of Montreal”) will act as sole administrative agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders approved in accordance with the Commitment Letter (together with Bank of Montreal and Goldman Sachs Lending Partners LLC (“Goldman Sachs”), the “Lenders”), and will perform the duties customarily associated with such role.

Syndication Agent:	Goldman Sachs will act as sole syndication agent for the Facility and will perform the duties customarily associated with such role.
Joint Bookrunners and Joint Lead Arrangers:
BMO Capital Markets (“BMOCM”) and Goldman Sachs will act as exclusive joint bookrunners and joint lead arrangers for the Facility described below (BMOCM and Goldman Sachs, collectively in such capacities, the “Arrangers”), and will perform the duties customarily associated with such roles.

1 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Annex A is attached, including Annex B thereto.
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Facility:
A senior unsecured bridge term loan credit facility in an aggregate principal amount of up to $8,500 million (as automatically reduced from time to time in accordance with this Annex A and as may be voluntarily reduced by the Borrower in accordance with this Annex A) (the “Facility”).

Purpose:	The proceeds of the Facility will be used by the Borrower (a) to pay a portion of the Acquisition Consideration and (b) to pay the Transaction Expenses.
Availability:
The Facility may be drawn in a single drawing on the closing date of the Acquisition upon satisfaction of the conditions precedent to funding described in Annex B to this Commitment Letter (the “Closing Date”).
Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex A-I hereto.
Final Maturity and Amortization:	The Facility will mature on the day that is 364 days after the Closing Date (the “Maturity Date”). There will be no scheduled amortization payments.
Mandatory Prepayments and Commitment Reductions:	Unless otherwise agreed to by the Lenders, on or prior to the Closing Date, the aggregate commitments in respect of the Facility under the Commitment Letter or under the Bridge Facility Documentation (as applicable) shall be automatically and permanently reduced, and after the Closing Date, the aggregate loans under the Facility shall be prepaid, without penalty or premium, in each case, dollar for dollar, by the following amounts (in each case subject to exceptions to be agreed):

(a) 100% of the net cash proceeds of all asset sales or other dispositions of property by the Covenantor and its subsidiaries (excluding (q) the sale or other disposition of assets in the ordinary course of business including dispositions of property or assets no longer useful or obsolete (as reasonably determined by the Covenantor), (r) the sale or other disposition of assets held by joint ventures, (s) the unwinding of hedge arrangements, (t) factoring and similar arrangements, including dispositions of receivables, in the ordinary course of business, (u) any equipment financing or leasing transactions, (v) sale-leaseback transactions in the ordinary course of business, (w) transactions identified to the Arrangers prior to the signing of the

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Commitment Letter as “Arbutus” and “Chicago Tollway”, (x) the sale by the Acquired Business of its ownership interests in or the assets and operations of TFCM, S. de R.L. de C.V. and/or TranServe, Inc. (d/b/a Superior Tie & Timber), (y) dispositions by the Covenantor’s non-U.S. and non-Canadian subsidiaries to the extent the repatriation of the proceeds of such dispositions would result in adverse tax consequences other than immaterial adverse tax consequences (as reasonably determined by the Covenantor) and (z) any insurance and condemnation proceeds), subject to exceptions to be agreed, including exceptions for (i) intercompany sales or other dispositions of assets, (ii) sales of assets in the ordinary course of business not exceeding $150,000,000, (iii) any sale or other disposition of assets pursuant to a contract or arrangement in effect as of, and disclosed in writing to the Arrangers prior to, the date of the Commitment Letter and (iv) sales of assets to the extent the net cash proceeds from such sale are reinvested in other assets used or useful in the business of the Covenantor or any of its subsidiaries (or used to replace damaged or destroyed assets) within nine (9) months after receipt of such proceeds (or in the case of any casualty or condemnation event, such period as may be reasonably required to replace or repair the affected asset);

(b) 100% of the net cash proceeds received from any issuance of debt securities (including the Notes), equity securities and equity-linked securities, in each case, in a public offering or private placement by the Covenantor or any of its subsidiaries (other than Excluded Debt and Excluded Equity Offerings (each as defined below)); and

(c) without duplication of any reduction provided pursuant to clause (d) below, 100% of the net cash proceeds from any bank financing (other than Excluded Debt); and
(d) 100% of the committed amount under any Qualifying Bank Financing (as defined below) (such reduction under this clause (d) to occur automatically upon the effectiveness of definitive documentation for such bank financing and receipt by the Arrangers of a notice from the Borrower that such bank financing constitutes a Qualifying Bank Financing).
Any mandatory prepayment of the Facility resulting from any of the foregoing after the Closing Date shall

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be made on or prior to the fifth business day after the applicable net cash proceeds are received.
“Excluded Equity Offerings” shall mean
(i) issuances pursuant to employee compensation plans, employee benefit plans, employee-based incentive plans or arrangements, employee stock purchase plans, dividend reinvestment plans and retirement plans or issued as compensation to officers and/or non-employee directors or upon conversion or exercise of outstanding options or other equity awards, (ii) issuances to or by a subsidiary of the Covenantor to the Covenantor or any other subsidiary of the Covenantor (including in connection with existing joint venture arrangements), (iii) prior to the Closing Date or, in the event of a Trust Closing, from the Closing Date and until the end of the Trust Period (as defined below), issuances to or by a subsidiary of the Acquired Company to the Acquired Company or any other subsidiary of the Acquired Company (including, in each case, in connection with existing joint venture arrangements), (iv) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Covenantor or its subsidiaries and, after the Closing Date in the event of a Trust Closing, the Acquired Company or its subsidiaries, in each case under applicable law, (v) issuances by the Covenantor’s non-Canadian subsidiaries or the Acquired Company’s non-U.S. subsidiaries to the extent the repatriation of the proceeds of such issuances would result in adverse tax consequences other than immaterial adverse tax consequences (as reasonably determined by the Covenantor), (vi) any equity issued as consideration in an acquisition (including the Acquisition Consideration), (vii) issuances with aggregate net proceeds not to exceed $500,000,000 and (viii) additional customary exceptions to be mutually agreed.

“Qualifying Bank Financing” shall mean a committed but unfunded bank facility for the incurrence of debt for borrowed money that has become effective for the purposes of financing the Transactions and that is subject to conditions precedent to funding that are no less favorable to the Covenantor or its applicable subsidiary than the conditions set forth herein to the funding of the Facility.
In addition, on or prior to the Closing Date, the

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aggregate commitments in respect of the Facility under the Commitment Letter or under the Bridge Facility Documentation (as applicable) shall be permanently reduced to zero immediately upon the Commitment Termination Date.

Notwithstanding the foregoing, in the event of a Trust Closing, the Facility shall be prepaid by an amount equal to (a) 100% of the net cash proceeds received by the Covenantor or any of its subsidiaries (other than any subsidiaries held through the Voting Trust) from the sale of all or substantially all of the property, or major assets or capital stock, of the Acquired Business and (b) 100% of the net cash proceeds received by way of distributions to the Covenantor or any of its subsidiaries (other than any subsidiaries held through the Voting Trust) from the Voting Trust to the extent constituting net cash proceeds from any other sale or other disposition of assets of, or debt incurrence by, the Acquired Business or its subsidiaries to the extent such asset sale or disposition or debt incurrence would otherwise result in a mandatory prepayment hereunder if consummated by the Covenantor or any of its subsidiaries (other than any subsidiaries held through the Voting Trust).
“Excluded Debt” shall mean (i) any indebtedness incurred to refinance any indebtedness existing on the date of the Commitment Letter, which is scheduled to mature within twelve (12) months of the date of incurrence of such refinancing indebtedness; (ii) intercompany indebtedness of the Covenantor and its subsidiaries or the Acquired Company and its subsidiaries; (iii) ordinary-course purchase money indebtedness, equipment financing or capital lease obligations; (iv) indebtedness issued in connection with leases (including sale-leasebacks), financial leases or capital lease obligations and similar obligations; (v) ordinary-course borrowings under the Existing Credit Agreements; (vi) the Revolver Backstop Bridge Facilities; (vii) issuances of commercial paper, (viii) indebtedness arising under hedging and cash management arrangements; (ix) indebtedness under letter of credit facilities, surety or other similar bonds, working capital facilities, overdraft facilities, local facilities (including, in each case, the renewal, roll-over, replacement or refinancing thereof), in each case in the ordinary course of business; (x) any non-recourse indebtedness incurred by any of the Covenantor’s subsidiaries or the Acquired Company’s subsidiaries

5

or joint ventures (including, for the avoidance of doubt, any such indebtedness for which a pledge of ownership interests in such joint ventures is required) after the date hereof to finance projects initiated before or after the date hereof; (xi) the outstanding programs of the Covenantor, the Borrower and the Designated Subsidiaries (as defined in the Borrower’s Existing Credit Agreement) for the securitization of accounts receivable not in excess of Cdn. $500,000,000; (xii) any “Securitization Transactions” (as defined in the Acquired Company’s Existing Credit Agreement) of the Acquired Business; and (xiii) any other indebtedness in an aggregate principal amount not to exceed $100,000,000.

The Borrower shall provide the Administrative Agent with prompt written notice of any mandatory prepayment or commitment reduction hereunder.

Voluntary Prepayments and Reductions in Commitments:
Voluntary prepayments of borrowings under the Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR (as defined below) borrowings other than on the last day of the relevant interest period. The Borrower may voluntarily reduce unutilized portions of the commitments under the Facility at any time without penalty.

Documentation:
The making of the loans under the Facility will be governed by definitive loan and related agreements and documentation (collectively, the “Bridge Facility Documentation” and the principles set forth in this paragraph, the “Documentation Principles”) to be negotiated in good faith based on, and substantially the same as, the Borrower’s Existing Credit Agreement, with only those modifications set forth in this Annex A. For the purposes hereof, the words “based on” and “substantially consistent with” the Borrower’s Existing Credit Agreement and words of similar import shall mean substantially the same as the Borrower’s Existing Credit Agreement with modifications (a) as are necessary to reflect the terms specifically set forth in the Commitment Letter (including the exhibits thereto) (including the nature of the Facility as a bridge facility) and the Fee Letter, (b) to reflect any changes in law or accounting standards since the date of the Borrower’s Existing Credit Agreement, (c) to reflect the operational or administrative requirements of the Administrative

6

Agent as reasonably agreed by the Covenantor and the Borrower, including as to erroneous payments, (d) to accommodate the structure of the Acquisition and the business plan of the Covenantor and the Borrower and (e) to incorporate customary updates agreed by the Covenantor, the Borrower and the Administrative Agent. The Bridge Facility Documentation will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, affirmative and negative covenants and events of default expressly set forth in this Annex A and in Annex B, with such modifications to the terms thereof as shall be made in accordance with the flex provisions of the Fee Letter.

The Bridge Facility Documentation will contain (i) customary European Union and UK “bail-in” provisions and (ii) customary LIBOR successor provisions based on the ARRC “hardwired” approach.
It is understood and agreed that, in the event of a Trust Closing, from the Closing Date until the date on which either (x) the Surface Transportation Board (“STB”) approves the Acquisition, the Voting Trust Agreement is terminated and the Acquired Company becomes subject to the control of the Covenantor and its subsidiaries or (y) the date on which the Covenantor directly or indirectly disposes of the Acquired Business following receipt of a final order by the STB that disallows the control of the Acquired Company by the Covenantor (such period, the “Trust Period”), the Acquired Business and its subsidiaries shall not constitute “subsidiaries” for the purpose of the Bridge Facility Documentation and shall not be subject to the provisions of the Bridge Facility Documentation, except as expressly set forth herein.

Representations and Warranties:
The Bridge Facility Documentation will include only the following representations and warranties, which shall be made by the Covenantor and the Borrower on the Effective Date (as defined below) and on the Closing Date, and be substantially consistent with those in the Borrower’s Existing Credit Agreement (and subject to the Documentation Principles and the Limited Conditionality Provision): incorporation and qualification; corporate power; no conflict with other instruments; corporate actions and governmental approvals; execution and binding obligation; authorizations; ownership of property; no litigation; environmental matters; financial condition; no material adverse effect; ranking; contractual

7

restrictions; and anti-corruption laws and sanctions.

In addition, the Bridge Facility Documentation shall contain customary representations as to solvency (after giving effect to the Transactions, with “solvency” to be defined consistent with the solvency certificate attached hereto as Annex B-I), absence of payment and bankruptcy events of default and the Patriot Act.

Conditions Precedent to Borrowing on the Closing Date:	The borrowing under the Facility on the Closing Date will be subject solely to the conditions precedent set forth in Annex B to the Commitment Letter (the “Funding Conditions”).
Affirmative Covenants:
The Bridge Facility Documentation will include only the following affirmative covenants, which shall be applicable to the Covenantor and the Borrower and become effective on the Effective Date, and be substantially consistent with those in the Borrower’s Existing Credit Agreement (and subject to the Documentation Principles and the Limited Conditionality Provision): financial statements and other information; notices of material events; corporate existence; compliance with laws; maintenance of properties and insurance; books and records; payment of taxes; ownership of subsidiaries; anti-corruption laws and sanctions; and, in the event of a Trust Closing, delivery of the financial statements of the Acquired Business (to the extent received therefrom) and other information regarding the Voting Trust and associated STB matters.

Negative Covenants:
The Bridge Facility Documentation will include only the following negative covenants, which shall be applicable to the Covenantor and the Borrower and become effective on the Effective Date, and be substantially consistent with those in the Borrower’s Existing Credit Agreement (and subject to the Documentation Principles and the Limited Conditionality Provision): limitations on liens; mergers, etc.; use of proceeds; disposal of assets; change in business; receivables programs; and Covenantor, Borrower and Designated Subsidiary property (provided that, in the event of a Trust Closing and for so long as the Acquired Business is subject to the Voting Trust, the asset value of the Acquired Business shall be disregarded for purposes of this ring-fencing covenant); and in the event of a Trust Closing, prohibition on modifications of the Voting Trust Agreement or the granting of consents

8

thereunder, in each case, that would be materially adverse to the interests of the Lenders, other than any such modifications or consents which are requested by the STB or mandated by applicable law.
Financial Covenant:
Effective as of the Closing Date and tested commencing with the first fiscal quarter ending after the Closing Date, maintenance of a maximum ratio of Funded Net Debt to EBITDA of the Covenantor of not more than 4.75 to 1.0 on the last day of any period of four consecutive Financial Quarters, calculated in accordance with (and capitalized terms to have the meanings set forth in) the Borrower’s Existing Credit Agreement; provided that the term “Funded Net Debt” shall mean the Funded Debt less unrestricted cash and cash equivalents of the Covenantor and its subsidiaries on a consolidated basis from time to time, including, in the event of a Trust Closing, the unrestricted cash and cash equivalents of the Acquired Company and its subsidiaries on a consolidated basis during the Calculation Period (as defined below) (the “Financial Covenant”).
For the purposes of testing compliance with the Financial Covenant for all periods ending on or prior to the earlier of (i) the date of termination of the Voting Trust and the release of the shares of the Acquired Company from the Voting Trust to the Covenantor or the Borrower following receipt of a final order by the STB approving or exempting the control of the Acquired Company by the Covenantor or (ii) the date of receipt of a final order by the STB which disallows the control of the Acquired Company by the Covenantor (such earlier date, the “Calculation Date” and the period between the Trust Closing and the Calculation Date, the “Calculation Period”), (x) EBITDA of the Covenantor shall be calculated to include the EBITDA of the Acquired Business and its subsidiaries (collectively, the “Acquired Company EBITDA”) to the same extent as if the Acquisition had been consummated without the Trust Closing and (y) EBITDA shall not include consolidated net income received by the Covenantor or any of its subsidiaries from the Acquired Company during such period that is accounted for by the equity method of accounting; provided that, if at any time prior to the Calculation Date, there has occurred (i) a material adverse change in the business, financial condition, operations, performance or properties of the Acquired Company and its subsidiaries, taken as a whole, or (ii) an insolvency event with respect to the

9

Acquired Company of the type contemplated by section 9.1(h) of the Borrower’s Existing Credit Agreement (each of clause (i) or (ii), an “Excluding Event”), then (x) EBITDA shall include the Acquired Company EBITDA only to the extent of cash actually received by the Covenantor, the Borrower or any Designated Subsidiary Guarantor and (y) Funded Debt shall be calculated to exclude the Funded Debt attributable to the Acquired Company and its subsidiaries that is non-recourse to the Covenantor and its subsidiaries (excluding, for the avoidance of doubt, the Acquired Company and its subsidiaries).

For all periods ending after the Calculation Date, except to the extent the Acquired Company is a subsidiary of the Covenantor, EBITDA shall include the Acquired Company EBITDA only to the extent of cash actually received by the Covenantor, the Borrower or any Designated Subsidiary Guarantor during such period.
During the Calculation Period (and subject to the occurrence of any Excluding Event), Funded Debt shall be calculated to include the Funded Debt attributable to the Acquired Company, notwithstanding that the Acquired Company is not consolidated with the Covenantor under U.S. GAAP. For the avoidance of doubt, after the Calculation Period, Funded Debt of the Covenantor shall be calculated to exclude the Funded Debt attributable to the Acquired Company for so long as the Acquired Company remains in the Voting Trust, unless and until the Acquired Company and its subsidiaries become subsidiaries of the Covenantor upon termination of the Voting Trust.

Events of Default:
The Bridge Facility Documentation will include only the following events of default, which shall be substantially consistent with those in the Borrower’s Existing Credit Agreement (including grace periods, where applicable) (and subject to the Documentation Principles and the Limited Conditionality Provision): non-payment of principal, interest, fees or other amounts; failure of any representation or warranty to be true and correct in any material respect when made or deemed made; non-observance or non-performance of covenants; cross-payment default and cross-acceleration to indebtedness of Covenantor, the Borrower or any Designated Subsidiary in excess of the greater of Cdn. $150,000,000 and 2.0% of Consolidated Equity (as defined in the Borrower’s

10

Existing Credit Agreement) (the “Threshold Amount”); bankruptcy or insolvency of Covenantor, the Borrower or any Designated Subsidiary; judgments in excess of the Threshold Amount; Covenantor ceasing to own directly or indirectly 100% of the Borrower (or, during the Trust Period, 100% of the trust certificates issued by, and any other equity interest in, the Voting Trust); or invalidity or unenforceability of the guarantee.

Actions between the Effective Date and the Closing Date:
During the period from and including the effectiveness of the Bridge Facility Documentation (the “Effective Date”) to and including the earlier of the Commitment Termination Date and the funding of the loans under the Facility on the Closing Date, and notwithstanding (i) that any representation given as a condition to the Effective Date (excluding the Specified Representations and Acquisition Agreement Representations constituting Funding Conditions) was incorrect, (ii) any failure by the Covenantor or the Borrower to comply with the affirmative covenants and negative covenants (excluding compliance on the Closing Date with certain negative covenants constituting Funding Conditions), (iii) any provision to the contrary in the Bridge Facility Documentation or (iv) that any condition to the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (unless an event of default under the Bridge Facility Documentation shall have occurred and is continuing with respect to bankruptcy of the Covenantor or the Borrower) (a) cancel any of its commitments in respect of the Facility (except as set forth in “Mandatory Prepayments and Commitment Reductions” above), (b) rescind, terminate or cancel the Bridge Facility Documentation or any of its commitments thereunder or exercise any right or remedy under the Bridge Facility Documentation, to the extent to do so would prevent, limit or delay the making of its loan under the Facility, (c) refuse to participate in making its loan under the Facility or (d) exercise any right of set-off or counterclaim in respect of its loan under the Facility to the extent to do so would prevent, limit or delay the making of its loan under the Facility; provided that from the Closing Date after giving effect to the funding of the loans under the Facility on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the

11

foregoing.
Voting:	Substantially consistent with the Borrower’s Existing Credit Agreement.
Cost and Yield Protection:
Usual and customary for facilities and transactions of this type, including customary tax gross-up provisions, consistent with the Borrower’s Existing Credit Agreement (including but not limited to provisions relating to Dodd-Frank and Basel III).

Assignments and Participations:
Subject to the Documentation Principles and substantially consistent with, and no less favorable to the Borrower than, the Borrower’s Existing Credit Agreement as follows:
Prior to the Closing Date, the Lenders will not be permitted to assign commitments under the Facility to any person except in accordance with the terms of the syndication provisions of the Commitment Letter.

From and after the Closing Date, the Lenders will be permitted to assign loans under the Facility to eligible assignees subject to the consent of the Borrower (not to be unreasonably withheld or delayed); provided that no such consent shall be required with respect to any assignment (x) to a Lender, an affiliate of a Lender or an approved fund or (y) if an event of default shall have occurred and be continuing; provided, further, that such consent shall be deemed to have been given if the Borrower shall not have responded to a written request for consent within 10 business days. All assignments shall require the consent of the Administrative Agent (not to be unreasonably withheld or delayed). Each assignment shall be accompanied by the payment of a $3,500 assignment processing fee to Administrative Agent (which fee may be waived by the Administrative Agent in its sole discretion).

Lenders may sell participations without the consent of any person, provided that any such participation does not create rights in participants to approve amendments or waivers, except in respect of certain customary matters consistent with the Borrower’s Existing Credit Agreement.

Defaulting Lenders:	The Bridge Facility Documentation will contain customary “defaulting Lender” provisions consistent with those found in the Borrower’s Existing Credit Agreement, including the suspension of voting rights and rights to receive certain fees, and the termination
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or assignment of commitments or loans of defaulting Lenders.
Expenses and Indemnification:
Subject to the limitations set forth in Section 5 of the Commitment Letter, the Borrower will indemnify the Arrangers, the Administrative Agent, the Lenders and their respective partners, members, directors, agents, employees and controlling persons (each, an “Indemnified Person”) and hold them harmless from and against all losses, claims, damages or liabilities of such Indemnified Person arising out of or relating to any action, proceeding or investigation (whether or not such investigation, litigation, claim or proceeding is brought by the Borrower, its equity holders or creditors or an Indemnified Person and whether or not any such Indemnified Person is a party thereto) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any losses, claims, damages or liabilities to the extent arising from (x) the gross negligence, willful misconduct or bad faith of the indemnified party or any of its affiliates or (y) such indemnified party’s or any of its affiliates’ material breach of the Bridge Facility Documentation or (z) disputes among Lenders not arising from the Covenantor’s breach of its obligations under the Bridge Facility Documentation (other than a dispute involving a claim against an indemnified party for its acts or omissions in its capacity as an arranger, bookrunner, agent or similar role in respect of the Facility and other than any claims arising out of any act or omission on the part of the Covenantor or its affiliates).
Subject to the limitations set forth in Section 5 of the Commitment Letter, the Borrower shall pay (a) all reasonable, documented and invoiced out-of-pocket expenses of the Arrangers and the Administrative Agent in connection with the syndication of the Facility and the preparation, execution, delivery and administration of the Bridge Facility Documentation and any amendment or waiver with respect thereto (provided that any legal expenses shall be limited to one U.S. and one Canadian counsel for the Arrangers and the Administrative Agent and, if reasonably necessary, a single local counsel in each other relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions)) and (b) all reasonable, documented and invoiced out-of-pocket

13

expenses of the Administrative Agent and the Lenders (provided that any legal expenses shall be limited to one U.S. and one Canadian counsel for the Arrangers and the Administrative Agent and if reasonably necessary, a single local counsel in each other relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and additional counsel to the extent reasonably determined by any Lender to avoid any actual or potential conflicts of interest or the availability of different claims or defenses) in connection with the enforcement of the Bridge Facility Documentation.

Governing Law and Forum:
New York; provided that (a) the interpretation of the definition of “Company Material Adverse Effect” and whether there shall have occurred a Company Material Adverse Effect, (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and (c) whether the representations and warranties made by or with respect to the Acquired Business in the Acquisition Agreement are true and correct and whether as a result of any failure thereof to be true and correct the Borrower (or its affiliates) has the right to terminate its (or their) obligations under the Acquisition Agreement or not to consummate the Acquisition, shall be determined in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

Arrangers’ and Administrative Agent’s Counsel:	Davis Polk & Wardwell LLP.
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ANNEX A-I

Interest Rates:
The interest rates under the Facility will be, at the option of the Borrower, (a) Adjusted LIBOR plus the Applicable Adjusted LIBOR Margin (each as defined below) or (b) ABR (as defined below) plus the Applicable Adjusted LIBOR Margin minus 1.00%.
The Borrower may elect interest periods of one, three or six months for Adjusted LIBOR borrowings. Calculation of interest shall be on the basis of the actual number of days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate) and interest shall be paid in arrears (i) at the end of each interest period and no less frequently than quarterly, in the case of Adjusted LIBOR advances, and (ii) quarterly, in the case of ABR advances.
“ABR” is the Alternate Base Rate, which is the highest of (a) the Administrative Agent’s prime rate, (b) the Federal Funds Rate (to be defined in the Bridge Facility Documentation) plus one-half of 1.0%, and (c) Adjusted LIBOR for a one-month interest period, plus 1.0%.
“Adjusted LIBOR” is the London interbank offered rate for dollars and will at all times include statutory reserves. Adjusted LIBOR shall not be less than 0.00%.

Applicable Adjusted LIBOR Margin:
Borrower’s Senior Unsecured Debt Rating as Assigned by S&P or Moody’s, respectively[2]	Closing Date until 89 days following the Closing Date	90th day following the Closing Date until 179th day following the Closing Date	180th day following the Closing Date until 269th day following the Closing Date	From the 270th day following the Closing Date
A2/A or higher	87.5 bps	112.5 bps	137.5 bps	162.5 bps
A-/A3	100 bps	125 bps	150 bps	175 bps
BBB+/Baa1	112.5 bps	137.5 bps	162.5 bps	187.5 bps
BBB/Baa2	125 bps	150 bps	175 bps	200 bps
BBB-/Baa3	150 bps	175 bps	200 bps	225 bps
BB+/Ba1 or lower	175 bps	200 bps	225 bps	250 bps
Default Rate:

At any time when the Borrower is in default in the payment of any amount of principal due under the Facility, the overdue amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR loans.

2 Split ratings to be handled consistently with the Borrower’s Existing Credit Agreement.

A-I-2

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Facility, the overdue amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR loans.

Ticking Fee:
The Borrower will pay a fee (the “Ticking Fee”), to the Administrative Agent for the account of each Lender, which will accrue from and including the date that is the later of the Effective Date and the date this is 90 days after the date of the Commitment Letter until and including the earlier of (a) the Closing Date and (b) the termination of the commitments in respect of the Facility, equal to the rate per annum specified in the grid below (computed on the basis of the actual number of days elapsed in a year of 360 days) of the daily undrawn amount of such Lender’s commitment with respect to the Facility, which fee will be due and payable on such earlier date.

Borrower’s Senior Unsecured Debt Rating as Assigned by S&P or Moody’s, respectively[3]
≥ A2/A	A-/A3	BBB+/Baa1	BBB/Baa2	BBB-/Baa3	≤ BB+/Ba1
7 bps	9 bps	10 bps	12.5 bps	20 bps	25 bps

Duration Fee:
The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Facility outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a business day, the next business day); (ii) 0.75% of the aggregate principal amount of the loans under the Facility outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a business day, the next business day); and (iii) 1.00% of the aggregate principal amount of the loans under the Facility outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a business day, the next business day).

3 Split ratings to be handled consistently with the Borrower’s Existing Credit Agreement.
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ANNEX B
PROJECT CYGNUS
$8,500 Million Senior Unsecured Bridge Term Loan Credit Facility
Conditions4

The borrowing under the Facility shall be subject solely to the satisfaction or waiver by each of (a) BMO, (b) Goldman Sachs and (c) the Commitment Parties holding a majority of the commitments held by the Commitment Parties in respect of the Facility of the following conditions (subject to the Limited Conditionality Provision in all respects):
1.The Acquisition shall have been consummated substantially concurrently with the borrowing under the Facility in accordance with the Acquisition Agreement on or prior to the Commitment Termination Date, and the Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Lenders or the Arrangers without the Arrangers’ prior written consent; provided that (a) increases to the purchase price in the form of (i) increased share consideration or (ii) increased cash consideration that either is financed with the proceeds of additional equity issuances or does not exceed 10.0% in the aggregate, in each case, shall not be deemed to be materially adverse to the interests of the Lenders or the Arrangers and shall not require the consent of the Arrangers and (b) decreases to the purchase price shall not be deemed to be materially adverse to the interests of the Lenders or the Arrangers and shall not require the consent of the Arrangers if such purchase price decrease does not exceed 10.0% in the aggregate and, in the case of any cash portion of such reduction, also reduces on a pro rata basis the Arrangers’ respective commitments in respect of the Facility. The Voting Trust Agreement in the form attached to the Acquisition Agreement as of the date hereof shall not have been amended or modified in any respect that is materially adverse to the Lenders or the Arrangers without the Arrangers’ prior written consent, other than any such amendments or modifications which are requested by the STB or mandated by applicable law.
2.The Arrangers shall have received (a)(x) U.S. GAAP audited consolidated balance sheets and related consolidated statements of income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows of the Covenantor and its subsidiaries and (y) U.S. GAAP audited consolidated balance sheets and related consolidated statements of income, consolidated statements of changes in equity and consolidated statements of cash flows of the Acquired Company and its subsidiaries, in each case of sub-clauses (x) and (y), for the three most recent fiscal years ended at least 60 days prior to the Closing Date; and (b)(x) U.S. GAAP unaudited interim consolidated balance sheets and related interim consolidated statements of income, interim consolidated statements of changes in shareholders’ equity and interim consolidated statements of cash flows of the Covenantor and its subsidiaries and (y) U.S. GAAP-unaudited consolidated balance sheets and related consolidated statements of income, consolidated statements of changes in equity and consolidated statements of cash flows of the Acquired Company and its subsidiaries, in each case of sub-clauses (x) and (y), for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 40 days before the Closing Date; and (c) customary pro forma financial statements for the most recently completed four-fiscal-quarter period ended at least 40 days before the Closing Date (or 60 days before the Closing Date in the case of the four-fiscal-quarter period ending at the end of a fiscal year), giving effect to the Transactions as if such Transactions had occurred at the beginning of such period; provided that in each case the financial statements required to be delivered by this paragraph 2 shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended (the “Act”). The Arrangers hereby
4 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Annex B is attached, including Annex A thereto.
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B-2
acknowledge receipt of the financial statements of the Covenantor and the Acquired Company in the foregoing clause (a) for the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018 and in the foregoing clause (b) for the fiscal quarters ended September 30, 2020, June 30, 2020 and March 31, 2020. The Covenantor’s or the Acquired Company’s filing with the Securities and Exchange Commission pursuant to the Act, the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder of any required audited financial statements with respect to it that is publicly available on Form 10-K or required unaudited financial statements with respect to it that is publicly available on Form 10-Q, in each case, will satisfy the requirements under clause (a) or (b), as applicable, of this paragraph.
3.Since the date of the Acquisition Agreement, there not having occurred any circumstance, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a “Company Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the date hereof) on the Acquired Company.
4.Each of the Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (to the extent required by the Limited Conditionality Provision) after giving effect to the making of the loans under the Facility on the Closing Date.
5.The execution and delivery by the Borrower and the Covenantor of the Bridge Facility Documentation consistent with the terms set forth or referred to in this Commitment Letter (modified as provided in the “Market Flex” provisions of the Fee Letter, if applicable) shall have occurred.
6.The Administrative Agent shall have received customary legal opinions of counsel to the Covenantor and the Borrower, corporate organizational documents of the Covenantor and the Borrower, good standing certificates of the Covenantor and the Borrower, resolutions and other customary closing certificates of the Covenantor and the Borrower, and a customary borrowing notice, in each case as are customary for transactions of this type (collectively, the “Closing Deliverables”).
7.The Administrative Agent shall have received a solvency certificate substantially in the form of Annex B-I hereto. The Arrangers and the Lenders shall have received all fees and, to the extent invoiced at least three business days prior to the Closing Date, expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or the Bridge Facility Documentation.
8.The Arrangers shall have received at least three business days prior to the Closing Date, to the extent requested at least 10 business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act. To the extent the Covenantor or the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Covenantor or the Borrower, as applicable, shall have delivered, at least five business days prior to the Closing Date, a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

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ANNEX B-I
Form of Solvency Certificate
[DATE]
This Solvency Certificate (“Certificate”) of Canadian Pacific Railway Limited (the “Covenantor”), and its Subsidiaries is delivered pursuant to Section [__] of the $8,500 Million Senior Unsecured Bridge Term Loan Credit Agreement, dated as of [_________] (the “Credit Agreement”), by and among the Covenantor, Canadian Pacific Railway Company (the “Borrower”), the Lenders from time to time party thereto and Bank of Montreal, as administrative agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.
I, [_____], the duly elected, qualified and acting [Chief Financial Officer] of the Covenantor and its Subsidiaries, DO HEREBY CERTIFY, in my capacity as [Chief Financial Officer] and not my individual capacity, as follows:
1.    I have reviewed the Credit Agreement and the other Loan Documents referred to therein (collectively, the “Transaction Documents”) and have made such investigation as I have deemed necessary to enable me to express a reasonably informed opinion as to the matters referred to herein.
2.    As of the date hereof, after giving effect to the Transactions, the fair value and the present fair saleable value of any and all property of the Covenantor and its Subsidiaries, on a consolidated basis, is greater than the probable liability on existing debts of the Covenantor and its Subsidiaries, on a consolidated basis, as they become absolute and matured in the ordinary course of business (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability).
3.    As of the date hereof, after giving effect to the Transactions, the Covenantor and its Subsidiaries, on a consolidated basis are able to pay their debts (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature in the ordinary course of business (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability).
4.    As of the date hereof, before and after giving effect to the Transactions, the Covenantor and its Subsidiaries are not engaged in businesses, nor about to engage in businesses, for which any property remaining would, on a consolidated basis, constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which they are engaged.
5.    For the purpose of the foregoing, I have assumed there is no default under the Credit Agreement on the date hereof and will be no default under the Credit Agreement after giving effect to the funding under the Credit Agreement.
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